                                   Exhibit 2.1

                 Agreement and Plan of Merger and Contribution
       dated as of December 6, 1996, among the Registrant, Vaxcel, Inc.,
                Vaxcel Merger Subsidiary, Inc. and Zynaxis, Inc.

                  AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

                                  BY AND AMONG

                               CYTRX CORPORATION,

                                  VAXCEL, INC.,

                         VAXCEL MERGER SUBSIDIARY, INC.,

                                       AND

                                  ZYNAXIS, INC.

                          DATED AS OF DECEMBER 6, 1996

                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
Parties  ........................................................................................        1
Section 351 Plan.................................................................................        1

ARTICLE 1 - summary of the contribution and the merger...........................................        2
         1.1      Contribution by CytRx..........................................................        2
         1.2      Issuance of Shares.............................................................        2
         1.3      Merger.........................................................................        2
         1.4      Time and Place of Closing......................................................        2
         1.5      Effective Time.................................................................        3

ARTICLE 2 - TERMS OF MERGER and management after the merger......................................        3
         2.1      Charter........................................................................        3
         2.2      Bylaws.........................................................................        3
         2.3      Directors and Officers of Surviving Corporation................................        3
         2.4      Board of Directors of Vaxcel...................................................        3
         2.5      Officers of Vaxcel.............................................................        3

ARTICLE 3 - MANNER OF CONVERTING SHARES..........................................................        4
         3.1      Conversion of Shares...........................................................        4
         3.2      Shares Held by Zynaxis or Vaxcel...............................................        4
         3.3      Dissenting Shareholders........................................................        5
         3.4      Fractional Shares..............................................................        5
         3.5      Conversion of Stock Options; Restricted Stock..................................        6
         3.6      Conversion of Financing Warrants...............................................        7
         3.7      Conversion of Warrants Other Than Financing Warrants...........................        7
         3.8      Conversion of Promissory Notes.................................................        8

ARTICLE 4 - EXCHANGE OF SHARES...................................................................        8
         4.1      Exchange Procedures............................................................        8
         4.2      Rights of Former Zynaxis Shareholders..........................................        9

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF Zynaxis............................................       10
         5.1      Organization, Standing, and Power..............................................       10

         5.2      Authority; No Breach By Agreement..............................................       10
         5.3      Capital Stock..................................................................       11
         5.4      Zynaxis Subsidiaries...........................................................       11
         5.5      SEC Filings; Financial Statements..............................................       12
         5.6      Absence of Undisclosed Liabilities.............................................       13
         5.7      Absence of Certain Changes or Events...........................................       13
         5.8      Tax Matters....................................................................       13
         5.9      Assets.........................................................................       15
         5.10     Intellectual Property..........................................................       15
         5.11     Environmental Matters..........................................................       16
         5.12     Compliance with Laws...........................................................       17
         5.13     Labor Relations................................................................       17
         5.14     Employee Benefit Plans.........................................................       18
         5.15     Material Contracts.............................................................       19
         5.16     Legal Proceedings..............................................................       20
         5.17     Reports........................................................................       20
         5.18     Statements True and Correct....................................................       21
         5.19     Regulatory Matters.............................................................       21
         5.20     Charter Provisions.............................................................       21

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF CYTRX, Vaxcel and vaxcel merger sub................       22
         6.1      Organization, Standing, and Power..............................................       22
         6.2      Authority; No Breach By Agreement..............................................       22
         6.3      Capital Stock..................................................................       23
         6.4      Vaxcel Subsidiaries............................................................       24
         6.5      Vaxcel Financial Statements....................................................       25
         6.6      Absence of Undisclosed Liabilities.............................................       25
         6.7      Absence of Certain Changes or Events...........................................       25
         6.8      Tax Matters....................................................................       25
         6.9      Assets.........................................................................       26
         6.10     Intellectual Property..........................................................       27
         6.11     Environmental Matters..........................................................       28



         6.12     Compliance With Laws...........................................................       28
         6.13     Labor Relations................................................................       29
         6.14     Employee Benefit Plans.........................................................       29
         6.15     Material Contracts.............................................................       31
         6.16     Legal Proceedings..............................................................       31
         6.17     Reports........................................................................       32
         6.18     Statements True and Correct....................................................       32
         6.19     Regulatory Matters.............................................................       33

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION.............................................       33
         7.1      Affirmative Covenants of Zynaxis...............................................       33
         7.2      Negative Covenants of Zynaxis..................................................       33
         7.3      Covenants of Vaxcel............................................................       35
         7.4      Adverse Changes in Condition...................................................       35
         7.5      Reports........................................................................       35

ARTICLE 8 - ADDITIONAL AGREEMENTS................................................................       36
         8.1      Registration Statement; Proxy Statement; Shareholder Approval..................       36
         8.2      Applications...................................................................       37
         8.3      Filings with State Offices.....................................................       37
         8.4      Agreement as to Efforts to Consummate..........................................       37
         8.5      Investigation and Confidentiality..............................................       37
         8.6      Press Releases.................................................................       38
         8.7      Certain Actions................................................................       38
         8.8      State Antitakeover Laws........................................................       39
         8.9      Charter Provisions.............................................................       39
         8.10     Cure of Defaults...............................................................       39
         8.11     Negotiation of Malvern Lease Amendment.........................................       39
         8.12     Nasdaq Listing.................................................................       40
         8.13     Agreements of Affiliates.......................................................       40
         8.14     Use of Proceeds of Senior Credit Facility......................................       40
         8.15     Registration Rights Agreement..................................................       40



ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE....................................       40
         9.1      Conditions to Obligations of Each Party........................................       40
         9.2      Conditions to Obligations of CytRx, Vaxcel and Vaxcel Merger Sub...............       42
         9.3      Conditions to Obligations of Zynaxis...........................................       44

ARTICLE 10 - TERMINATION.........................................................................       45
         10.1     Termination....................................................................       45
         10.2     Effect of Termination..........................................................       46
         10.3     Non-Survival of Representations and Covenants..................................       46

ARTICLE 11 - MISCELLANEOUS.......................................................................       46
         11.1     Definitions....................................................................       46
         11.2     Expenses.......................................................................       58
         11.3     Brokers and Finders............................................................       59
         11.4     Entire Agreement...............................................................       60
         11.5     Amendments.....................................................................       60
         11.6     Waivers........................................................................       60
         11.7     Assignment.....................................................................       61
         11.8     Notices........................................................................       61
         11.9     Governing Law..................................................................       62
         11.10    Counterparts...................................................................       62
         11.11    Captions; Articles and Sections................................................       62
         11.12    Interpretations................................................................       62
         11.13    Severability...................................................................       62

Signatures.......................................................................................       63

                                LIST OF EXHIBITS


     EXHIBIT NUMBER        DESCRIPTION
     --------------        -----------
           1.              Warrant Agreement.  (Section  1.2).

           2.              Agreement of Affiliates.  (Section  8.13).

           3.              Matters as to which Morgan, Lewis & Bockius will opine.  (Section  9.2(d)).

           4.              Matters as to which Alston & Bird will opine.  (Section  9.3(d)).

           5.              Form of Charter Amendments.  (Section  11.1(a)).

           6.              Example of Calculation of Exchange Ratio.  (Section  11.1(a)).

           7.              Liquidation Agreement.  (Section  11.1(a)).

           8.              Note Exchange Agreement.  (Section  11.1(a)).

           9.              Preferred Stock and Warrant Agreement.  (Section  11.1(a)).

           10.             Registration Rights Agreement. (Section  11.1(a)).

           11.             Secured Loan Agreement.  (Section  11.1(a)).

           12.             Senior Secured Note.  (Section  11.1(a)).

           13.             Shareholder Voting Agreement.  (Section  11.1(a)).

           14.             Technology Development Agreement.  (Section  11.1(a)).

           15.             Zynaxis Pledge Agreement.  (Section  11.1(a)).

           16.             Zynaxis Security Agreement.  (Section  11.1(a)).

           17.             Zynaxis Vaccine Technologies Collateral Assignment of License Agreement.  (Section  11.1(a)).

           18.             Zynaxis Vaccine Technologies Guaranty.  (Section 11.1(a)).

           19.             Zynaxis Vaccine Technologies Security Agreement.  (Section 11.1(a)).

                  AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION


                  THIS AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION (this "Agreement") is made and entered into as of December 6, 1996, by and among CYTRX CORPORATION ("CytRx"), a Delaware corporation, VAXCEL, INC. ("Vaxcel"), a Delaware corporation and a wholly owned subsidiary of CytRx, VAXCEL MERGER SUBSIDIARY, INC. ("Vaxcel Merger Sub"), a Georgia corporation, and a newly formed, wholly owned subsidiary of Vaxcel, and ZYNAXIS, INC. ("Zynaxis"), a Pennsylvania corporation.

                                SECTION 351 PLAN

                  The respective Boards of Directors of CytRx, Vaxcel, Vaxcel Merger Sub and Zynaxis are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the issuance to CytRx of shares of Vaxcel Common Stock and a warrant to purchase shares of Vaxcel Common Stock in exchange for CytRx's contribution to Vaxcel of the Senior Secured Note and an amount of cash equal to the difference, as of the Closing Date, between the aggregate principal and interest balance outstanding under the Senior Credit Facility and Four Million Dollars ($4,000,000). This Agreement also provides for the issuance of shares of Vaxcel Common Stock to the existing shareholders of Zynaxis in exchange for the contribution to Vaxcel by the existing shareholders of Zynaxis of all of the outstanding shares of Zynaxis Capital Stock by means of a merger of Vaxcel Merger Sub with and into Zynaxis. At the Effective Time of the Merger, the outstanding shares of the Zynaxis Capital Stock shall be converted into the right to receive shares of Vaxcel Common Stock (except as provided herein) and the outstanding shares of Vaxcel Merger Sub Common Stock shall be converted into Zynaxis Common Stock. As a result, shareholders of Zynaxis shall become shareholders of Vaxcel and Zynaxis shall continue to conduct its business and operations as a wholly owned subsidiary of Vaxcel. The transactions described in this Agreement are subject to the approval of the shareholders of Zynaxis, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the transactions contemplated by this Agreement shall qualify for federal income tax purposes for treatment under Section 351 of the Internal Revenue Code. The execution of this Agreement by each of the Parties hereto shall constitute its adoption by such Party.

                  Simultaneously with the execution of this Agreement: (i) CytRx is extending the Senior Credit Facility to Zynaxis; (ii) CytRx and Zynaxis are entering into a Liquidation Agreement pursuant to which CytRx will serve as Zynaxis's agent and assist Zynaxis in selling its assets and settling its liabilities prior to the Merger; (iii) holders of Zynaxis Preferred Stock, warrants and convertible notes issued by Zynaxis are entering into agreements regarding the exchange of their warrants and the exchange of their convertible notes for shares of Zynaxis Common Stock in the Merger and certain other matters; and (iv) Vaxcel and Zynaxis are entering into the Technology Development Agreement.

                  Certain terms used in this Agreement are defined in Section
11.1 of this Agreement.

                  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:


                                    ARTICLE 1
                   SUMMARY OF THE CONTRIBUTION AND THE MERGER

                  1.1 CONTRIBUTION BY CYTRX. For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing, CytRx shall contribute to Vaxcel the Senior Credit Facility and a cash payment (the "Cash Payment") in an amount equal to the difference, as of the Closing Date, between Four Million Dollars ($4,000,000) and the sum of: (i) the aggregate principal and interest balance outstanding under the Senior Secured Note; and (ii) (A) the Per Share Price multiplied by (B) the number of votes entitled to be cast by the holders of Zynaxis Capital Stock who elect to exercise their statutory dissenters' rights or their objection rights, if any, under Section 2545 of the PBCL in excess of three percent (3%) of the votes that could be cast by all holders of Zynaxis Capital Stock voting together as a single class. The Cash Payment shall be made by wire transfer of immediately available funds to an account specified in writing by Vaxcel.

                  1.2 ISSUANCE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Vaxcel shall: (i) deliver to CytRx, in exchange for the contribution of the Senior Secured Note and the Cash Payment, one warrant agreement substantially in the form of Exhibit 1 hereto (the "CytRx Warrant") and one certificate representing One Million Three Hundred Seventy Four Thousand Nine Hundred Ninety-Six (1,374,996) shares of Vaxcel Common Stock; and (ii) deliver to CytRx one certificate representing a number of shares of Vaxcel Common Stock equal to the product of the Exchange Ratio, as defined below, times the number of votes entitled to be cast by the holders of Zynaxis Capital Stock who elect to exercise their statutory dissenters' rights or their objection rights, if any, under Section 2545 of the PBCL. Each certificate of Vaxcel Common Stock issued pursuant to this Section 1.2 shall be registered in the name of CytRx, free and clear of any Liens.

                  1.3 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Vaxcel Merger Sub shall be merged with and into Zynaxis in accordance with the provisions of Section 1921 et seq. of the PBCL and Sections 14-2-1101 and 14-2-1107 of the GBCC and with the effects provided in Section 1929 of the PBCL and Section 14-2-1106 of the GBCC (the "Merger"). Zynaxis shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Vaxcel and shall continue to be governed by the Laws of the Commonwealth of Pennsylvania. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CytRx, Zynaxis, Vaxcel Merger Sub, and Vaxcel and by Vaxcel, as the sole shareholder of Vaxcel Merger Sub.

                  1.4 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 A.M. on the date on which the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

                  1.5 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective upon the last to occur of:
(i) the filing of the Articles of Merger in the Department of State of the Commonwealth of Pennsylvania and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Zynaxis approve this Agreement to the extent such approval is required by applicable Law.


                                    ARTICLE 2
                               TERMS OF MERGER AND
                           MANAGEMENT AFTER THE MERGER

                  2.1 CHARTER. The Articles of Incorporation, as amended, of Zynaxis in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

                  2.2 BYLAWS. The Bylaws of Zynaxis in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

                  2.3    DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.
Jack L. Bowman, Raymond C. Carnahan, Jr., Jack J. Luchese, Herbert H. McDade, Jr., and Paul Wilson shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their successors are elected and qualify. The following persons shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their successors are elected and qualify: Paul Wilson, President and Chief Executive Officer; Mark Newman, Vice President - Research and Development; and Mark W. Reynolds, Chief Financial Officer, Controller and Secretary.

                  2.4 BOARD OF DIRECTORS OF VAXCEL. Jack L. Bowman, Raymond C. Carnahan, Jr., Lyle A. Hohnke, Jack J. Luchese, Herbert H. McDade, Jr., and Paul Wilson shall serve as the directors of Vaxcel from and after the Effective Time in accordance with the Bylaws of Vaxcel until their successors are elected and qualify.

                  2.5 OFFICERS OF VAXCEL. The officers of Vaxcel in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of Vaxcel from and after the Effective Time in accordance with the Bylaws of Vaxcel until their successors are elected and qualify.



                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

                  3.1    CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Vaxcel, Vaxcel Merger Sub or Zynaxis, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of capital stock of Vaxcel issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Vaxcel Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Zynaxis Common Stock.

                  (c) Each share of Zynaxis Common Stock (excluding shares held by any Zynaxis Company or any Vaxcel Company, and excluding shares held by shareholders who perfect their statutory dissenters' rights or objection rights under Section 2545 of the PBCL as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to the Exchange Ratio.

                  (d) Each share of Zynaxis Preferred Stock (excluding shares held by any Zynaxis Company or any Vaxcel Company, and excluding shares held by shareholders who perfect their statutory dissenters' rights or objection rights under Section 2545 of the PBCL as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to two times the Exchange Ratio.

                  3.2 SHARES HELD BY ZYNAXIS OR VAXCEL. Each of the shares of Zynaxis Common Stock held by any Zynaxis Company or by any Vaxcel Company shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  3.3    DISSENTING SHAREHOLDERS.

                           (a)     Any holder of shares of Zynaxis Capital Stock
who perfects his or her dissenters' rights in accordance with and as contemplated by Section 1930 of the PBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the PBCL and surrendered to Zynaxis the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Zynaxis fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Vaxcel shall issue and deliver the consideration to which such holder of shares of Zynaxis Capital Stock is entitled under this
Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Zynaxis Capital Stock held by him. If and to the extent required by applicable Law, Vaxcel will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Vaxcel.

                           (b)     Any holder of shares of Zynaxis Capital Stock
who objects to the transaction and in accordance with and as contemplated by Sections 2544 and 2546 of the PBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any objecting shareholder unless and until such objecting shareholder has complied with the applicable provisions of the PBCL and surrendered to Zynaxis the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time an objecting shareholder of Zynaxis fails to give proper notice and surrender his certificates as required by Section 2547 of the PBCL, or otherwise effectively withdraws or loses his right to appraisal and of payment for his shares, Vaxcel shall issue and CytRx and Vaxcel shall deliver the consideration to which such holder of shares of Zynaxis Capital Stock is entitled under this
Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Zynaxis Capital Stock held by him. If and to the extent required by applicable Law, Vaxcel will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to objecting shareholders. Upon satisfaction of all claims of objecting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Vaxcel.

                  3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Zynaxis Common Stock and each holder of shares of Zynaxis Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Vaxcel Common Stock (after taking into account all whole shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Vaxcel Common Stock divided by the Exchange Ratio and multiplied by the Per Share Price.

                  3.5    CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.

                           (a)      At the Effective Time, each option or other
Equity Right to purchase shares of Zynaxis Common Stock pursuant to stock options or stock appreciation rights ("Zynaxis Options") granted by Zynaxis under the Zynaxis Stock Plan which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Vaxcel Common Stock, and Vaxcel shall assume each Zynaxis Option, in accordance with the terms of the Zynaxis Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Vaxcel and its Compensation Committee shall be substituted for Zynaxis and the Committee of Zynaxis's Board of Directors (including, if applicable, the entire Board of Directors of Zynaxis) administering such Zynaxis Stock Plan, (ii) each Zynaxis Option assumed by Vaxcel may be exercised solely for shares of Vaxcel Common Stock (or cash, if so provided under the terms of such Zynaxis Option),
(iii) the number of shares of Vaxcel Common Stock subject to such Zynaxis Option shall be equal to the number of shares of Zynaxis Common Stock subject to such Zynaxis Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Zynaxis Option shall be adjusted by dividing the per share exercise price under each such Zynaxis Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Vaxcel shall not be obligated to issue any fraction of a share of Vaxcel Common Stock upon exercise of Zynaxis Options and any fraction of a share of Vaxcel Common Stock that otherwise would be subject to a converted Zynaxis Option shall represent the right to receive a cash payment upon exercise of such converted Zynaxis Option equal to the product of such fraction and the difference between the market value of one share of Vaxcel Common Stock at the time of exercise of such Option and the per share exercise price of such Zynaxis Option. The market value of one share of Vaxcel Common Stock at the time of exercise of an Option shall be the last sale price of a share of Vaxcel Common Stock on the Nasdaq SmallCap Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Vaxcel) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5, each Zynaxis Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of Zynaxis and Vaxcel agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5, including using its reasonable efforts to obtain from each holder of a Zynaxis Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.5. Anything in this Agreement to the contrary notwithstanding, Vaxcel shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 3.5 to a former holder of a Zynaxis Option who has not delivered such Consent or Contract.

                           (b)     As soon as practicable after the Effective
Time, Vaxcel shall deliver to the participants in the Zynaxis Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to the Zynaxis Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and Vaxcel shall comply with the terms of the Zynaxis Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Zynaxis Stock Plan, that Zynaxis Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Vaxcel shall take all corporate action necessary to reserve for issuance sufficient shares of Vaxcel Common Stock for delivery upon exercise of Zynaxis Options assumed by it in accordance with this Section 3.5. As soon as practicable after the Effective Time, Vaxcel shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Vaxcel Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                           (c)     All contractual restrictions or limitations
on transfer with respect to Zynaxis Common Stock awarded under the Zynaxis Stock Plan or any other plan, program, Contract or arrangement of any Zynaxis Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of Vaxcel Common Stock into which such restricted stock is converted pursuant to Section 3.1.

                  3.6 CONVERSION OF FINANCING WARRANTS. At the Effective Time, each warrant to purchase shares of Zynaxis Common Stock which is outstanding at the Effective Time and is held by a party to the Preferred Stock and Warrant Agreement shall be exchanged for a warrant to purchase Vaxcel Common Stock in accordance with the terms of the Preferred Stock and Warrant Agreement.

                  3.7 CONVERSION OF WARRANTS OTHER THAN FINANCING WARRANTS. At the Effective Time, each warrant to purchase shares of Zynaxis Common Stock which is outstanding at the Effective Time and is not being exchanged for a warrant to purchase Vaxcel Common Stock in accordance with Section 3.6 and pursuant to the Preferred Stock and Warrant Agreement (a "Non-Financing Warrant") shall be converted into and become a warrant to purchase shares of Vaxcel Common Stock, and Vaxcel shall assume each such warrant, in accordance with the terms of the warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) each Non-Financing Warrant assumed by Vaxcel may be exercised solely for shares of Vaxcel Common Stock, (ii) the number of shares of Vaxcel Common Stock subject to such Non-Financing Warrant shall be equal to the number of shares of Zynaxis Common Stock subject to such Non-Financing Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Non-Financing Warrant shall be adjusted by dividing the per share exercise price under each such Non-Financing Warrant by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, Vaxcel shall not be obligated to issue any fraction of a share of Vaxcel Common Stock upon exercise of such Non-Financing Warrants and any fraction of a share of Vaxcel Common Stock that otherwise would be subject to a converted Non-Financing Warrant shall represent the right to receive a cash payment upon exercise of such converted Non-Financing Warrant equal to the product of such fraction and the difference between the market value of one share of Vaxcel Common Stock at the time of exercise of such converted Non-Financing Warrant and the per share exercise price of such converted Non-Financing Warrant. The market value of one share of Vaxcel Common Stock at the time of exercise of a converted Non-Financing Warrant shall be the last sale price of a share of Vaxcel Common Stock on the Nasdaq SmallCap Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Vaxcel) on the last trading day preceding the date of exercise.

                           (b)     As soon as practicable after the Effective
Time, Vaxcel shall deliver to the holders of Non-Financing Warrants an appropriate notice setting forth such participant's rights pursuant thereto and the converted Non-Financing Warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.7(a) after giving effect to the Merger). At or prior to the Effective Time, Vaxcel shall take all corporate action necessary to reserve for issuance sufficient shares of Vaxcel Common Stock for delivery upon exercise of converted Non-Financing Warrants assumed by it in accordance with this Section 3.7.

                  3.8 CONVERSION OF PROMISSORY NOTES. At the Effective Time, each promissory note on which Zynaxis is the obligor and which is held by a party to the Note Exchange Agreement shall be exchanged for shares of Vaxcel Common Stock in accordance with the terms of the Note Exchange Agreement.


                                    ARTICLE 4
                               EXCHANGE OF SHARES

                  4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Vaxcel and Zynaxis shall cause the exchange agent selected by Vaxcel (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of Zynaxis Capital Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Zynaxis Capital Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Zynaxis Capital Stock represented by Certificates that are not registered in the transfer records of Zynaxis, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Vaxcel and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Zynaxis Capital Stock (other than shares to be canceled pursuant to Section 3.2, or as to which statutory dissenters' rights have been perfected as provided in Section 3.3(a), or as to which proper notice has been given as provided in Section 3.3(b)) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.4, each holder of shares of Zynaxis Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Vaxcel Common Stock to which such holder may be otherwise entitled (without interest). Vaxcel shall not be obligated to deliver the consideration to which any former holder of Zynaxis Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither Vaxcel, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Zynaxis Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of Zynaxis shall constitute ratification of the appointment of the Exchange Agent.

                  4.2 RIGHTS OF FORMER ZYNAXIS SHAREHOLDERS. At the Effective Time, the stock transfer books of Zynaxis shall be closed as to holders of Zynaxis Capital Stock immediately prior to the Effective Time and no transfer of Zynaxis Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Zynaxis Capital Stock (other than shares to be canceled pursuant to Section 3.2, or as to which statutory dissenters' rights have been perfected as provided in Section 3.3(a), or as to which proper notice has been given as provided in Section 3.3(b)) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Zynaxis in respect of such shares of Zynaxis Capital Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of Zynaxis shall be entitled to vote after the Effective Time at any meeting of Vaxcel shareholders the number of whole shares of Vaxcel Common Stock into which their respective shares of Zynaxis Capital Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Vaxcel Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Vaxcel on the Vaxcel Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Vaxcel Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Vaxcel Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the Vaxcel Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.


                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF ZYNAXIS

          Zynaxis hereby represents and warrants to Vaxcel as follows:

                  5.1 ORGANIZATION, STANDING, AND POWER. Zynaxis is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Zynaxis is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis. The minute book and other organizational documents for Zynaxis have been made available to Vaxcel for its review and, except as disclosed in Section 5.1 of the Zynaxis Disclosure Memorandum, are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

                  5.2    AUTHORITY; NO BREACH BY AGREEMENT.

                           (a)     Zynaxis has the corporate power and authority
necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Zynaxis, subject to the adoption of this Agreement: (i) by a majority vote of the votes cast by all shareholders entitled to vote thereon (the holders of shares of Zynaxis Common Stock and the holders of shares of Zynaxis Preferred Stock, voting on an as-converted basis), and (ii) by a majority of the votes cast by all holders of Zynaxis Preferred Stock entitled to vote thereon, voting as a class. These are the only shareholder votes required for approval of this Agreement and consummation of the transactions contemplated herein, including the Merger, by Zynaxis. Subject to approval of this Agreement by the shareholders of Zynaxis, this Agreement represents a legal, valid, and binding obligation of Zynaxis, enforceable against Zynaxis in accordance with its terms.

                           (b)     The execution and delivery of this Agreement
by Zynaxis, and, upon approval of this Agreement and the transactions contemplated hereby by the shareholders of

Zynaxis, the consummation by Zynaxis of the transactions contemplated hereby and the compliance by Zynaxis with any of the provisions hereof, will not (i) conflict with or result in a breach of any provision of Zynaxis's Articles of Incorporation, as amended, or Bylaws or the certificate or articles of incorporation or bylaws of any Zynaxis Subsidiary or any resolution adopted by the board of directors or the shareholders of any Zynaxis Company, or (ii) except as disclosed in Section 5.2 of the Zynaxis Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Zynaxis Company under, any Contract or Permit of any Zynaxis Company, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Zynaxis Company or any of their respective material Assets (including any Vaxcel Company or any Zynaxis Company becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Vaxcel Company or any Zynaxis Company being reassessed or revalued by any Taxing authority).

                           (c)     Other than in connection or compliance with
the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the execution, delivery and performance by Zynaxis of its obligations under this Agreement.

                  5.3     CAPITAL STOCK.

                           (a)     The authorized capital stock of Zynaxis
consists of (i) 25,000,000 shares of Zynaxis Common Stock, of which 10,338,768 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, 1,500,000 shares of which are designated Series A Convertible Preferred Stock and of which 1,412,500 shares are issued and outstanding. The Conversion Price (as that term is defined in the Statement With Respect to Shares) of the Zynaxis Preferred Stock is One Dollar ($1.00) per share. All of the issued and outstanding shares of capital stock of Zynaxis are duly and validly issued and outstanding and are fully paid and nonassessable under the PBCL. None of the outstanding shares of Zynaxis Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Zynaxis.

                           (b)     Except as set forth in Section 5.3(a) or as
disclosed in Section 5.3 of the Zynaxis Disclosure Memorandum, there are no shares of capital stock or other equity securities of Zynaxis outstanding and no outstanding Equity Rights relating to the Zynaxis Capital Stock.

                  5.4    ZYNAXIS SUBSIDIARIES. Zynaxis has disclosed in
Section 5.4 of the Zynaxis Disclosure Memorandum all of the Zynaxis Subsidiaries (in each case identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned by Zynaxis and percentage ownership interest represented by such share ownership). Except as disclosed in Section 5.4 of the Zynaxis Disclosure Memorandum, Zynaxis or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Zynaxis Subsidiary. No capital stock (or other equity interest) of any Zynaxis Subsidiary is or may become required to be issued (other than to another Zynaxis Company) by reason of any Equity Rights, and there are no Contracts by which any Zynaxis Subsidiary is bound to issue (other than to another Zynaxis Company) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Zynaxis Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Zynaxis Subsidiary (other than to another Zynaxis Company). There are no Contracts relating to the rights of any Zynaxis Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Zynaxis Subsidiary. All of the shares of capital stock (or other equity interests) of each Zynaxis Subsidiary held by a Zynaxis Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Zynaxis Company free and clear of any Lien, except as contemplated in the Transaction Documents. Except as disclosed in Section 5.4 of the Zynaxis Disclosure Memorandum, each Zynaxis Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Zynaxis Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis. The minute book and other organizational documents for each Zynaxis Subsidiary have been made available to Vaxcel for its review, and, except as disclosed in Section 5.4 of the Zynaxis Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

                  5.5      SEC FILINGS; FINANCIAL STATEMENTS.

                           (a)     Zynaxis has timely filed and made available
to Vaxcel all SEC Documents required to be filed by Zynaxis since December 31, 1992 (the "Zynaxis SEC Reports"). The Zynaxis SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Zynaxis SEC Reports or necessary in order to make the statements in such Zynaxis SEC Reports, in light of the circumstances under which they were made, not misleading. No Zynaxis Subsidiary is required to file any SEC Documents.

                           (b)     Each of the Zynaxis Financial Statements
(including, in each case, any related notes) contained in the Zynaxis SEC Reports, including any Zynaxis SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Zynaxis and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                  5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 5.6 of the Zynaxis Disclosure Memorandum, no Zynaxis Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Zynaxis as of December 31, 1995 and June 30, 1996, included in the Zynaxis Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as disclosed in Section 5.6 of the Zynaxis Disclosure Memorandum, no Zynaxis Company has incurred or paid any Liability since June 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 5.6 of the Zynaxis Disclosure Memorandum or in the Zynaxis Financial Statements, no Zynaxis Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $10,000.

                  5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as disclosed in the Zynaxis Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Zynaxis Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, and (ii) the Zynaxis Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Zynaxis provided in Article 7.

                  5.8    TAX MATTERS.

                           (a)     All material Tax Returns required to be filed
by or on behalf of any of the Zynaxis Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Zynaxis Financial

Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Zynaxis Companies, except for any such Liens which are not reasonably likely to have a Material Adverse Effect on Zynaxis.

                           (b)     None of the Zynaxis Companies has executed an
extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                           (c)     The provision for any Taxes due or to become
due for any of the Zynaxis Companies for the period or periods through and including the date of the respective Zynaxis Financial Statements that has been made and is reflected on such Zynaxis Financial Statements is sufficient to cover all such Taxes.

                           (d)     Deferred Taxes of the Zynaxis Companies have
been provided for in accordance with GAAP.

                           (e)     None of the Zynaxis Companies is a party to
any Tax allocation or sharing agreement and none of the Zynaxis Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Zynaxis) or has any Liability for Taxes of any Person (other than Zynaxis and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                           (f)     Each of the Zynaxis Companies is in
compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                           (g)     Except as disclosed in Section 5.8 of the
Zynaxis Disclosure Memorandum, none of the Zynaxis Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                           (h)     There has not been an ownership change, as
defined in Internal Revenue Code Section 382(g), of the Zynaxis Companies that occurred during or after any taxable period in which the Zynaxis Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 1995.

                           (i)     No Zynaxis Company has or has had in any
foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                  5.9     ASSETS.

                           (a)     Except as disclosed in Section 5.9 of the
Zynaxis Disclosure Memorandum or as disclosed or reserved against in the Zynaxis Financial Statements delivered prior to the date of this Agreement, the Zynaxis Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect on Zynaxis.

                           (b)     Except as disclosed in Section 5.9(b) of the
Zynaxis Disclosure Memorandum, the accounts receivable of the Zynaxis Companies as set forth on the most recent balance sheet included in the Zynaxis Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

                           (c)     All Assets which are material to Zynaxis's
business on a consolidated basis, held under leases or subleases by any of the Zynaxis Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                           (d)     Set forth in Section 5.9(d) of the Zynaxis
Disclosure Memorandum is a description of each insurance policy maintained by any of the Zynaxis Companies, including the type of policy, the name of the insurer, the coverage limits and the premiums. None of the Zynaxis Companies has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $5,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Zynaxis Company under such policies.

                           (f)     The Assets of the Zynaxis Companies include
all Assets required to operate the business of the Zynaxis Companies as presently conducted. The Zynaxis Companies have no Inventory.

                  5.10   INTELLECTUAL PROPERTY. Except as disclosed in Section
5.10 of the Zynaxis Disclosure Memorandum, each Zynaxis Company owns or has a license to use all of the Intellectual Property used by such Zynaxis Company in the course of its business. Each Zynaxis Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Zynaxis Company in connection with such Zynaxis Company's business operations, and such Zynaxis Company has the right to convey by sale or license any Intellectual Property so conveyed. Except as disclosed in Section 5.10 of the Zynaxis Disclosure Memorandum, no Zynaxis Company is in Default under any of its Intellectual Property licenses. Except as disclosed in Section 5.10 of the Zynaxis Disclosure Memorandum, no proceedings have been instituted, or are pending or to the Knowledge of Zynaxis threatened, which challenge the rights of any Zynaxis Company with respect to Intellectual Property used, sold or licensed by such Zynaxis Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Zynaxis, the conduct of the business of the Zynaxis Companies does not infringe any Intellectual Property of any other person. Except as disclosed in Section
5.10 of the Zynaxis Disclosure Memorandum, no Zynaxis Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.10 of the Zynaxis Disclosure Memorandum, every officer, director, or employee of any Zynaxis Company is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Zynaxis Company and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Zynaxis Company, and, to the Knowledge of Zynaxis, no such officer, director or employee is party to any Contract with any Person other than a Zynaxis Company which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Zynaxis Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Zynaxis Company. Except as disclosed in Section 5.10 of the Zynaxis Disclosure Memorandum, to the Knowledge of Zynaxis, no officer, director or employee of any Zynaxis Company is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Zynaxis Company.

                  5.11     ENVIRONMENTAL MATTERS.

                           (a)     Each Zynaxis Company, its Participation
Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

                           (b)     There is no Litigation pending or, to the
Knowledge of Zynaxis, threatened before any court, governmental agency, or authority or other forum in which any Zynaxis Company or any of its Operating Properties or Participation Facilities (or Zynaxis in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Zynaxis Company or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

                           (c)     During the period of (i) any Zynaxis
Company's ownership or operation of any of their respective current properties,
(ii) any Zynaxis Company's participation in the management of any Participation Facility, or (iii) any Zynaxis Company's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Zynaxis Company's ownership or operation of any of their respective current properties, (ii) any Zynaxis Company's participation in the management of any Participation Facility, or (iii) any Zynaxis Company's holding of a security interest in a Operating Property, to the Knowledge of Zynaxis, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

                  5.12 COMPLIANCE WITH LAWS. Each Zynaxis Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis. Except as disclosed in Section 5.12 of the Zynaxis Disclosure Memorandum, none of the Zynaxis Companies:

                  (a) is in Default under any of the provisions of its Articles of Incorporation, as amended, or Bylaws (or other governing instruments);

                  (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis; or

                  (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Zynaxis Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis,
       (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, or (iii) requiring any Zynaxis Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Vaxcel.

                  5.13 LABOR RELATIONS. No Zynaxis Company is the subject of any Litigation asserting that it or any other Zynaxis Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Zynaxis Company to bargain with any labor organization as to wages or conditions of employment, nor is any Zynaxis Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Zynaxis Company, pending or threatened, nor to the Knowledge of Zynaxis, is there any activity involving any Zynaxis Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  5.14     EMPLOYEE BENEFIT PLANS.

                           (a)     Zynaxis has disclosed in Section 5.14 of the
Zynaxis Disclosure Memorandum, and has delivered or made available to Vaxcel prior to the execution of this Agreement, copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Zynaxis Company or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Zynaxis Benefit Plans"). Any of the Zynaxis Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Zynaxis ERISA Plan." Each Zynaxis ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Zynaxis Pension Plan." No Zynaxis Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                           (b)     All Zynaxis Benefit Plans are in compliance
with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis. Each Zynaxis ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Zynaxis is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Zynaxis, no Zynaxis Company has engaged in a transaction with respect to any Zynaxis Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Zynaxis Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Zynaxis.

                           (c)     No Zynaxis Pension Plan has any "unfunded
current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA when determined under actuarial factors that would apply if the Zynaxis Pension Plan were terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Zynaxis Pension Plan, (ii) no change in the actuarial assumptions with respect to any Zynaxis Pension Plan, and (iii) no increase in benefits under any Zynaxis Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis or materially adversely affect the funding status of any such plan. Neither any Zynaxis Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Zynaxis Company, or the single-employer plan of any entity which is considered one employer with Zynaxis under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. No Zynaxis Company has provided, or is required to provide, security to a Zynaxis Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                           (d)     No Liability under Subtitle C or D of Title
IV of ERISA has been or is expected to be incurred by any Zynaxis Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Zynaxis Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Zynaxis Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                           (e)     Except as disclosed in Section 5.14 of the
Zynaxis Disclosure Memorandum, no Zynaxis Company has any Liability for retiree health and life benefits under any of the Zynaxis Benefit Plans and there are no restrictions on the rights of such Zynaxis Company to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

                           (f)     Except as disclosed in Section 5.14 of the
Zynaxis Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Zynaxis Company from any Zynaxis Company under any Zynaxis Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Zynaxis Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                           (g)     The actuarial present values of all accrued
deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Zynaxis Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Zynaxis Financial Statements to the extent required by and in accordance with GAAP.

                  5.15 MATERIAL CONTRACTS. Except as disclosed in Section 5.15 of the Zynaxis Disclosure Memorandum or otherwise reflected in the Zynaxis Financial Statements, none of the

Zynaxis Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, (ii) any Contract relating to the borrowing of money by any Zynaxis Company or the guarantee by any Zynaxis Company of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Zynaxis Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Zynaxis Companies, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Zynaxis Company, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $20,000), and (viii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Zynaxis with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.9 and 5.14(a), the "Zynaxis Contracts"). With respect to each Zynaxis Contract and except as disclosed in Section 5.15 of the Zynaxis Disclosure
Memorandum: (i) the Contract is in full force and effect; (ii) no Zynaxis Company is in Default thereunder; (iii) no Zynaxis Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Zynaxis, in Default in any respect or has repudiated or waived any material provision thereunder. Except as disclosed in Section 5.15 of the Zynaxis Disclosure Memorandum, all of the indebtedness of any Zynaxis Company for money borrowed is prepayable at any time by such Zynaxis Company without penalty or premium.

                  5.16 LEGAL PROCEEDINGS. Except as disclosed in Section 5.16 of the Zynaxis Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Zynaxis, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Zynaxis Company, or against any director, employee or employee benefit plan of any Zynaxis Company, or against any Asset, interest, or right of any of them, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Zynaxis Company that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis. Section 5.16 of the Zynaxis Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Zynaxis Company is a party and which names a Zynaxis Company as a defendant or cross-defendant or for which any Zynaxis Company has any potential Liability.

                  5.17 REPORTS. Since January 1, 1993, or the date of organization, if later, each Zynaxis Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Zynaxis). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  5.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Zynaxis Company or any officer, director, employee or Subsidiary thereof to any Vaxcel Company pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Zynaxis Company or any officer, director, employee or Subsidiary thereof for inclusion in the Registration Statement to be filed by Vaxcel with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Zynaxis Company or any officer, director, employee or Subsidiary thereof for inclusion in the Proxy Statement to be mailed to Zynaxis's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a Zynaxis Company or any officer, director, employee or Subsidiary thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Zynaxis, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Zynaxis Company or any officer, director, employee or Subsidiary thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                  5.19 REGULATORY MATTERS. No Zynaxis Company or any officer, director, employee or Subsidiary thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                  5.20 CHARTER PROVISIONS. Each Zynaxis Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, as amended, Bylaws or other governing instruments of any Zynaxis Company, except such rights as exist on the date hereof, or restrict or impair the ability of Vaxcel or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Zynaxis Company that may be directly or indirectly acquired or controlled by them.


                                    ARTICLE 6
    REPRESENTATIONS AND WARRANTIES OF CYTRX, VAXCEL AND VAXCEL MERGER SUB

                  CytRx, Vaxcel and Vaxcel Merger Sub hereby represent and warrant to Zynaxis as follows:

                  6.1      ORGANIZATION, STANDING, AND POWER.

                           (a)     CytRx is a corporation duly organized,
validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CytRx is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CytRx.

                           (b)     Vaxcel is a corporation duly organized,
validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Vaxcel is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel. The minute book and other organizational documents for Vaxcel have been made available to Zynaxis for its review and, except as disclosed in Section 6.1 of the Vaxcel Disclosure Memorandum, are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

                           (c)     Vaxcel Merger Sub is a corporation duly
organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. The minute book and other organizational documents for Vaxcel Merger Sub have been made available to Zynaxis for its review and are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

                  6.2      AUTHORITY; NO BREACH BY AGREEMENT.

                           (a)     Each of CytRx, Vaxcel and Vaxcel Merger Sub
has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of such corporations. Vaxcel, as the sole shareholder of Vaxcel Merger Sub, has voted all outstanding shares of Vaxcel Merger Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law. This Agreement represents a legal, valid, and binding obligation of each of CytRx, Vaxcel and Vaxcel Merger Sub, enforceable against each of CytRx, Vaxcel and Vaxcel Merger Sub in accordance with its terms.

                           (b)     Neither the execution and delivery of this
Agreement by CytRx, Vaxcel and Vaxcel Merger Sub, nor the consummation by CytRx, Vaxcel and Vaxcel Merger Sub of the transactions contemplated hereby, nor compliance by CytRx, Vaxcel and Vaxcel Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of any of CytRx, Vaxcel or Vaxcel Merger Sub, or any resolution adopted by the Board of Directors or the Shareholders of any Vaxcel Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Vaxcel Company under, any Contract or Permit of any Vaxcel Company, or,
(iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Vaxcel Company or any of their respective material Assets (including any Vaxcel Company or any Zynaxis Company becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Vaxcel Company or any Zynaxis Company being reassessed or revalued by any Taxing authority).

                           (c)     Other than in connection or compliance with
the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the execution, delivery and performance by CytRx, Vaxcel and Vaxcel Merger Sub of their obligations under this Agreement.

                  6.3      CAPITAL STOCK.

                           (a)     The authorized capital stock of Vaxcel
consists of (i) 30,000,000 shares of Vaxcel Common Stock, of which 8,250,004 are issued and outstanding, and (ii) 2,000,000 shares of Vaxcel Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Vaxcel Capital Stock are, and all of the shares of Vaxcel Common Stock to be issued in exchange for shares of Zynaxis Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Vaxcel Capital Stock has been, and none of the shares of Vaxcel Common Stock to be issued in exchange for shares of Zynaxis Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Vaxcel.

                           (b)     The authorized capital stock of Vaxcel Merger
Sub consists of (i) 1,000 shares of Common Stock, of which 500 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Vaxcel Merger Sub Common Stock are duly and validly issued and fully paid and nonassessable under the GBCC. None of the outstanding shares of Vaxcel Merger Sub Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Vaxcel Merger Sub.

                           (c)     Except as set forth in Sections 6.3(a) and
6.3(b), or as disclosed in Section 6.3 of the Vaxcel Disclosure Memorandum, there are no shares of capital stock or other equity securities of Vaxcel or Vaxcel Merger Sub outstanding and no outstanding Equity Rights relating to Vaxcel or Vaxcel Merger Sub Capital Stock.

                  Vaxcel and Vaxcel Merger Sub hereby represent and warrant to Zynaxis as follows:

                  6.4      VAXCEL SUBSIDIARIES. Vaxcel has disclosed in Section
6.4 of the Vaxcel Disclosure Memorandum all of the Vaxcel Subsidiaries as of the date of this Agreement that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Vaxcel Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section
6.4 of the Vaxcel Disclosure Memorandum, Vaxcel or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Vaxcel Subsidiary. No capital stock (or other equity interest) of any Vaxcel Subsidiary is or may become required to be issued (other than to another Vaxcel Company) by reason of any Equity Rights, and there are no Contracts by which any Vaxcel Subsidiary is bound to issue (other than to another Vaxcel Company) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Vaxcel Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Vaxcel Subsidiary (other than to another Vaxcel Company). There are no Contracts relating to the rights of any Vaxcel Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Vaxcel Subsidiary. All of the shares of capital stock (or other equity interests) of each Vaxcel Subsidiary held by a Vaxcel Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Vaxcel Company free and clear of any Lien. Each Vaxcel Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Vaxcel Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel. The minute book and other organizational documents for each Vaxcel Subsidiary have been made available to Zynaxis for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

                  6.5 VAXCEL FINANCIAL STATEMENTS. The books and records of Vaxcel are accurate and complete. The Vaxcel Financial Statements have been prepared from such books and records and reflect, in all material respects and in reasonable detail, the transactions and assets and liabilities of Vaxcel.

                  6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Vaxcel Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Vaxcel as of December 31, 1995 and September 30, 1996, included in the Vaxcel Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Vaxcel Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in the Vaxcel Financial Statements, no Vaxcel Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $10,000.

                  6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as disclosed in the Vaxcel Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, and (ii) the Vaxcel Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Vaxcel provided in
Article 7.

                  6.8      TAX MATTERS.

                           (a)     All material Tax Returns required to be
filed by or on behalf of any of the Vaxcel Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate. All material Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes except as reserved against in the Vaxcel Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Vaxcel Companies, except for such Liens which are not reasonably likely to have a Material Adverse Effect on Vaxcel.

                           (b)     None of the Vaxcel Companies has executed an
extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                           (c)     The provision for any Taxes due or to become
due for any of the Vaxcel Companies for the period or periods through and including the date of the respective Vaxcel Financial Statements that has been made and is reflected on such Vaxcel Financial Statements is sufficient to cover all such Taxes.

                           (d)     Deferred Taxes of the Vaxcel Companies have
been provided for in accordance with GAAP.

                           (e)     None of the Vaxcel Companies is a party to
any Tax allocation or sharing agreement and none of the Vaxcel Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Vaxcel) has any Liability for Taxes of any Person (other than Vaxcel and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                           (f)     Each of the Vaxcel Companies is in compliance
with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                  6.9      ASSETS.

                           (a)     Except as reserved against in the Vaxcel
Financial Statements delivered prior to the date of this Agreement, the Vaxcel Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect on Vaxcel. All tangible properties used in the businesses of the Vaxcel Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Vaxcel's past practices of the Vaxcel Companies.

                           (b)     The Vaxcel Companies have no Inventory.

                           (c)     The accounts receivable of the Vaxcel
Companies as set forth on the most recent balance sheet included in the Vaxcel Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Vaxcel Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

                           (d)     All Assets which are material to Vaxcel's
business on a consolidated basis, held under leases or subleases by any of the Vaxcel Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                           (e)     The Vaxcel Companies currently maintain
insurance similar in amounts, scope and coverage to that maintained by other peer companies. None of the Vaxcel Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $5,000 pending under such policies of insurance and no notices of claims in excess of such amount have been given by any Vaxcel Company under such policies.

                           (f)     The Assets of the Vaxcel Companies include
all Assets required to operate the business of the Vaxcel Companies as presently conducted.

                  6.10 INTELLECTUAL PROPERTY. Each Vaxcel Company owns or has a license to use all of the Intellectual Property used by such Vaxcel Company in the course of its business. Each

Vaxcel Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Vaxcel Company in connection with such Vaxcel Company's business operations, and such Vaxcel Company has the right to convey by sale or license any Intellectual Property so conveyed. No Vaxcel Company is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of Vaxcel, threatened, which challenge the rights of any Vaxcel Company with respect to Intellectual Property used, sold or licensed by such Vaxcel Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the knowledge of Vaxcel and Vaxcel Merger Sub, the conduct of the business of the Vaxcel Companies does not infringe any Intellectual Property of any other person. Except as disclosed in Section 6.10 of the Vaxcel Disclosure Memorandum, no Vaxcel Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Every officer, director, or employee of any Vaxcel Company is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Vaxcel Company and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Vaxcel Company, and to the Knowledge of Vaxcel and Vaxcel Merger Sub, no such officer, director or employee is party to any Contract with any Person other than a Vaxcel Company which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Vaxcel Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Vaxcel Company. To the Knowledge of Vaxcel and Vaxcel Merger Sub, no officer, director or employee of any Vaxcel Company is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Vaxcel Company.

                  6.11     ENVIRONMENTAL MATTERS.

                           (a)     Each Vaxcel Company, its Participation
Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

                           (b)     There is no Litigation pending or, to the
Knowledge of Vaxcel and Vaxcel Merger Sub, threatened before any court, governmental agency, or authority or other forum in which any Vaxcel Company or any of its Operating Properties or Participation Facilities (or Vaxcel in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Vaxcel Company or any of its Operating Properties or Participation Facilities nor is there any reasonable basis for any Litigation of a type described in this sentence.

                           (c)     During the period of (i) any Vaxcel Company's
ownership or operation of any of their respective current properties, (ii) any Vaxcel Company's participation in the management of any Participation Facility, or (iii) any Vaxcel Company's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Vaxcel Company's ownership or operation of any of their respective current properties, (ii) any Vaxcel Company's participation in the management of any Participation Facility, or
(iii) any Vaxcel Company's holding of a security interest in a Operating Property, to the Knowledge of Vaxcel, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

                  6.12 COMPLIANCE WITH LAWS. Each Vaxcel Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel. None of the Vaxcel Companies:

                  (a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

                  (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel; or

                  (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Vaxcel Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel,
       (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, or (iii) requiring any Vaxcel Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

                  6.13 LABOR RELATIONS. No Vaxcel Company is the subject of any Litigation asserting that it or any other Vaxcel Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Vaxcel Company to bargain with any labor organization as to wages or conditions of employment, nor is any Vaxcel Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Vaxcel Company, pending or threatened, nor to the Knowledge of Vaxcel, is there any activity involving any Vaxcel Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  6.14     EMPLOYEE BENEFIT PLANS.

                           (a)     Vaxcel has delivered or made available to
Zynaxis prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Vaxcel Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Vaxcel Benefit Plans"). Any of the Vaxcel Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Vaxcel ERISA Plan." Each Vaxcel ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Vaxcel Pension Plan." No Vaxcel Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                           (b)     All Vaxcel Benefit Plans are in compliance
with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel. Each Vaxcel ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Vaxcel is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Vaxcel, no Vaxcel Company has engaged in a transaction with respect to any Vaxcel Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Vaxcel Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Vaxcel.

                           (c)     No Vaxcel Pension Plan has any "unfunded
current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA when determined under actuarial factors that would apply if the Vaxcel Pension Plan were terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a Vaxcel Pension Plan, (ii) no change in the actuarial assumptions with respect to any Vaxcel Pension Plan, and (iii) no increase in benefits under any Vaxcel Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel or materially adversely affect the funding status of any such plan. Neither any Vaxcel Pension Plan nor any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any Vaxcel Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Vaxcel Company has provided, or is required to provide, security to a Vaxcel Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                           (d)     No Liability under Subtitle C or D of Title
IV of ERISA has been or is expected to be incurred by any Vaxcel Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Vaxcel Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Vaxcel Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                           (e)     No Vaxcel Company has any Liability for
retiree health and life benefits under any of the Vaxcel Benefit Plans and there are no restrictions on the rights of such Vaxcel Company to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

                           (f)     Neither the execution and delivery of this
Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Vaxcel Company from any Vaxcel Company under any Vaxcel Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Vaxcel Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                           (g)     The actuarial present values of all accrued
deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Vaxcel Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Vaxcel Financial Statements to the extent required by and in accordance with GAAP.

                  6.15 MATERIAL CONTRACTS. Except as disclosed in Section 6.15 of the Vaxcel Disclosure Memorandum or otherwise reflected in the Vaxcel Financial Statements, none of the Vaxcel Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, (ii) any Contract relating to the borrowing of money by any Vaxcel Company or the guarantee by any Vaxcel Company of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any Contract which prohibits or restricts any Vaxcel Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Vaxcel Companies, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Vaxcel Company, and (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $20,000) (together with all Contracts referred to in Sections 6.9 and 6.14(a), the "Vaxcel Contracts"). With respect to each Vaxcel Contract: (i) the Contract is in full force and effect; (ii) no Vaxcel Company is in Default thereunder;
(iii) no Vaxcel Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Vaxcel, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any Vaxcel Company for money borrowed is prepayable at any time by such Vaxcel Company without penalty or premium.

                  6.16 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Vaxcel, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Vaxcel Company, or against any director, employee or employee benefit plan of any Vaxcel Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Vaxcel Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel.

                  6.17 REPORTS. Since January 1, 1993, or the date of organization if later, each Vaxcel Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vaxcel). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  6.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Vaxcel Company or any officer, director, employee or Subsidiary thereof to Zynaxis pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Vaxcel Company or any officer, director, employee or Subsidiary thereof for inclusion in the Registration Statement to be filed by Vaxcel with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Vaxcel Company or any officer, director, employee or Subsidiary thereof for inclusion in the Proxy Statement to be mailed to Zynaxis's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Vaxcel Company or any officer, director, employee or Subsidiary thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Zynaxis, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Vaxcel Company or any officer, director, employee or Subsidiary thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                  6.19 REGULATORY MATTERS. Neither CytRx nor any Vaxcel Company or any officer, director, employee or Subsidiary thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

                  7.1 AFFIRMATIVE COVENANTS OF ZYNAXIS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Vaxcel shall have been obtained, and except as otherwise expressly contemplated by the Transaction Documents or disclosed in the Zynaxis Disclosure Memorandum, Zynaxis shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

                  7.2 NEGATIVE COVENANTS OF ZYNAXIS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Vaxcel shall have been obtained, and except as otherwise expressly contemplated by the Transaction Documents or disclosed in the Zynaxis Disclosure Memorandum, Zynaxis covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                  (a) amend the Articles of Incorporation, as amended, Bylaws, or other governing instruments of any Zynaxis Company; or

                  (b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of the Zynaxis Companies consistent with past practices, or impose, or suffer the imposition, on any Asset of any Zynaxis Company of any Lien or permit any such Lien to exist; or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Zynaxis Company, or declare or pay any dividend or make any other distribution in respect of Zynaxis's capital stock; or

                  (d) except as pursuant to the conversion of Zynaxis Preferred Stock or the exercise of stock options or warrants listed in
       Section 5.3 of the Zynaxis Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock of any Zynaxis Company, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

                  (e) adjust, split, combine or reclassify any capital stock of any Zynaxis Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Zynaxis Capital Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Zynaxis Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Zynaxis Company); or

                  (f) sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                  (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Zynaxis Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business; or

                  (h) grant any increase in compensation or benefits to the employees or officers of any Zynaxis Company, except in accordance with past practice disclosed in Section 7.2(h) of the Zynaxis Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or Contracts in effect on the date of this Agreement and disclosed in
       Section 7.2(h) of the Zynaxis Disclosure Memorandum or as required by Law; and enter into or amend any severance agreements with officers of any Zynaxis Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any Zynaxis Company except in accordance with past practice disclosed in Section 7.2(h) of the Zynaxis Disclosure Memorandum; or

                  (i) enter into or amend any employment Contract between any Zynaxis Company and any Person (unless such amendment is required by Law) that the Zynaxis Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing; or

                  (j) adopt any new employee benefit plan of any Zynaxis Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Zynaxis Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                  (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Zynaxis Company for material money damages or restrictions upon the operations of any Zynaxis Company; or

                  (m) enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $10,000) or waive, release, compromise or assign any material rights or claims.

                  7.3 COVENANTS OF VAXCEL. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Zynaxis shall have been obtained, and except as otherwise expressly contemplated herein, Vaxcel covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the Vaxcel Common Stock and the business prospects of the Vaxcel Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Vaxcel Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Vaxcel Company from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Vaxcel, desirable in the conduct of the business of Vaxcel and its Subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger. Vaxcel further covenants and agrees that it will not, without the prior written consent of Zynaxis, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of Vaxcel or, except as expressly contemplated by this Agreement or the Transaction Documents, in any manner adverse to the holders of Zynaxis Capital Stock as compared to rights of holders of Vaxcel Common Stock generally as of the date of this Agreement.

                  7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                  7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

                  8.1    REGISTRATION STATEMENT; PROXY STATEMENT;
                         SHAREHOLDER APPROVAL.

                  (a) As soon as practicable after the date hereof Vaxcel shall prepare and file the Registration Statement with the SEC to register the issuance of the Merger Shares and to register for resale by the holders thereof the Affiliate Shares, the Lock-Up Shares and the Warrant Shares (collectively, the "Resale Shares"), and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the Merger Shares and the resale of the Resale Shares upon consummation of the transactions contemplated by the Transaction Documents. Zynaxis shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of Zynaxis Capital Stock and Equity Rights of Zynaxis as Vaxcel may reasonably request in connection with such action. Zynaxis shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) Zynaxis and Vaxcel shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to the shareholders of Zynaxis, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement,
(iii) the Board of Directors of Zynaxis shall recommend to its shareholders the approval of the matters submitted for approval (subject to the Board of Directors of Zynaxis, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to Zynaxis's shareholders under applicable Law), and (iv) the Board of Directors and officers of Zynaxis shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of Zynaxis after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Zynaxis's shareholders under applicable Law). Vaxcel and Zynaxis shall make all necessary filings with respect to the Merger under the Securities Laws.

                  (b) Vaxcel shall use its best efforts to maintain the effectiveness of the Registration Statement until the earlier of (i) the date on which the Resale Shares may be sold without restriction under the 1933 Act or
(ii) the fifth anniversary of the Closing Date subject to such periods of time when Vaxcel must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment is filed and declared effective or an appropriate report is filed by Vaxcel with the SEC.

                  8.2 APPLICATIONS. The Parties shall promptly prepare and file, and each of the Parties shall cooperate with each of the other Parties in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

                  8.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Zynaxis and Vaxcel Merger Sub shall execute and file the Articles of Merger in the Department of State of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Merger.

                  8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                  8.5      INVESTIGATION AND CONFIDENTIALITY.

                           (a)     Prior to the Effective Time, each Party shall
keep the other Parties advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                           (b)     In addition to the Parties' respective
obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                           (c)     Each Party agrees to give the other Party
notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

                  8.6 PRESS RELEASES. Prior to the Effective Time, each of the Parties shall consult with the other Parties as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

                  8.7 CERTAIN ACTIONS. Except with respect to the Transaction Documents, no Zynaxis Company nor any officer, director, employee or Subsidiary thereof nor any Representatives thereof retained by any Zynaxis Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of Zynaxis, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Zynaxis's shareholders under applicable Law, no Zynaxis Company or any officer, director, employee or Subsidiary or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Zynaxis may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Zynaxis shall promptly advise Vaxcel following the receipt of any Acquisition Proposal and the details thereof, and advise Vaxcel of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Zynaxis shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its officer, director, employee or Subsidiaries and Representatives not to engage in any of the foregoing.

                  8.8 STATE ANTITAKEOVER LAWS. Each Zynaxis Company shall exerts its best efforts to take all necessary and reasonably possible steps to assure that the entering into of the Transaction Documents will not and, upon performance of the covenants set forth in the Transaction Documents, no facet of the consummation of the transactions contemplated by the Transaction Documents will:

                  (a) be prohibited by any provision of the PBCL, including Chapter 25 of the PBCL (the "Antitakeover Laws");

                  (b) cause any shareholder of Zynaxis to exercise any right or remedy under the Antitakeover Laws;

                  (c) cause the rights of CytRx to vote the shares of Vaxcel Common Stock issued pursuant to this Agreement or to exercise its rights as a shareholder of Vaxcel with respect to such shares to be impaired by action of any provision of the Antitakeover Laws or otherwise;

                  (d) cause CytRx to be subject to any Liability, including any obligation or potential obligation to pay money or disgorge profits (other than an obligation to make payments pursuant to Subchapter E of the Antitakeover Laws), under the provisions of the Antitakeover Laws; or

                  (e) cause the termination, impairment, modification, or extension of any Contract to which Zynaxis is a party by action of the provisions of the Antitakeover Laws.

                  8.9 CHARTER PROVISIONS. Each Zynaxis Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by the Transaction Documents do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, as amended, Bylaws or other governing instruments of any Zynaxis Company, except such rights as exist on the date hereof, or restrict or impair the ability of Vaxcel or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Zynaxis Company that may be directly or indirectly acquired or controlled by them.

                  8.10 CURE OF DEFAULTS. Zynaxis shall use proceeds from its initial loan under the Senior Credit Facility to cure all Defaults under the Secretech License Agreement and the Malvern Lease by 5:00 p.m. on the earlier of: (i) November 27, 1996 or (ii) the fifth (5th) business day after Zynaxis first receives money from CytRx pursuant to the Senior Credit Facility, and after such cure shall not Default under the Secretech License Agreement.

                  8.11 NEGOTIATION OF MALVERN LEASE AMENDMENT. Zynaxis shall negotiate in good faith to obtain an amendment to the Malvern Lease and releases from the Adolor Sublease that are reasonably satisfactory to CytRx.

                  8.12 NASDAQ LISTING. Vaxcel shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq SmallCap Market, the shares of Vaxcel Common Stock to be issued pursuant to this Agreement and upon exercise of outstanding warrants and options to purchase shares of Zynaxis Common Stock that are assumed by Vaxcel in the Merger, and Vaxcel shall give all notices and make all required filings with the NASD in connection with the transactions contemplated herein.

                  8.13   AGREEMENTS OF AFFILIATES.  Zynaxis has disclosed in
Section 8.13 of the Zynaxis Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Zynaxis for purposes of Rule 145 under the 1933 Act. Zynaxis shall use its reasonable efforts to cause each such Person to deliver to Vaxcel not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Zynaxis Capital Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Vaxcel Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder.

                  8.14 USE OF PROCEEDS OF SENIOR CREDIT FACILITY. Zynaxis shall use proceeds of loans made under the Senior Credit Facility only in accordance with the Secured Loan Agreement.

                  8.15 REGISTRATION RIGHTS AGREEMENT. At the Closing CytRx and Vaxcel shall enter into the Registration Rights Agreement.

                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

                  9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated by the Transaction Documents are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

                  (A) SHAREHOLDER APPROVAL. The holders of Zynaxis Common Stock voting together with holders of Zynaxis Preferred Stock (on an as-converted basis) and the holders of Zynaxis Preferred Stock voting as a separate class of Zynaxis shall have approved (i) the Charter Amendments, (ii) this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments or by the rules of the NASD, (iii) the sale of substantially all of the Assets of Zynaxis as contemplated in the Liquidation Agreement as and to the extent required by Law, the provisions of any governing instruments, or by the rules of the NASD, and (iv) such other related matters deemed necessary by the Parties to assure that the transactions contemplated by the Transaction Documents are permitted under the Law as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

                  (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Boards of Directors of either CytRx or Vaxcel would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                  (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Boards of Directors of either CytRx or Vaxcel would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                  (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                  (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Vaxcel Common Stock issuable pursuant to the transaction contemplated by this Agreement shall have been received.

                  (F) EXCHANGE LISTING. The shares of Vaxcel Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq SmallCap Market.

                  (G) TAX MATTERS. Each Party shall have received a written opinion of counsel from Alston & Bird, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that for federal income tax purposes the Contributions in exchange for Vaxcel Common Stock will constitute a transaction described in Section 351 of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of CytRx, Vaxcel, and Zynaxis reasonably satisfactory in form and substance to such counsel.

                  (H) ANTITAKEOVER LAWS. No facet of the consummation of the transactions contemplated by the Transaction Documents shall have been found to:

                  (i) be prohibited by any provision of the PBCL, including the Antitakeover Laws;

                  (ii) cause the rights of CytRx to vote the shares of Vaxcel Common Stock issued pursuant to this Agreement or to exercise its rights as a shareholder of Vaxcel with respect to such shares to be impaired by action of any provision of the Antitakeover Laws or otherwise;

                  (iii) cause CytRx to be subject to any Liability, including any obligation or potential obligation to pay money or disgorge profits (other than an obligation to make payments pursuant to Subchapter E of the Antitakeover Laws), under the provisions of the Antitakeover Laws;

                   (iv) cause the termination, impairment, modification or extension of any Contract to which Zynaxis is a party by action of the provisions of the Antitakeover Laws; or

                   (v) except as set forth in Section 8.9 of the Zynaxis Disclosure Memorandum, result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Zynaxis Company.

              9.2 CONDITIONS TO OBLIGATIONS OF CYTRX, VAXCEL AND VAXCEL MERGER SUB. The obligations of CytRx, Vaxcel and Vaxcel Merger Sub to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CytRx, Vaxcel and Vaxcel Merger Sub pursuant to Section 11.6(a):

              (A)   REPRESENTATIONS AND WARRANTIES. For purposes of this
       Section 9.2(a), the accuracy of the representations and warranties of Zynaxis set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties made in Sections 5.18 and 5.19 with respect to officers, directors, employees and Subsidiaries of Zynaxis shall be true and correct with respect to all Affiliates of Zynaxis. The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 5.19 and 5.20 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Zynaxis set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Zynaxis; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Zynaxis to be performed and complied with pursuant to , the Transaction Documents prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (C)    CERTIFICATES. Zynaxis shall have delivered to Vaxcel
       (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions set forth in Section 9.1 as relates to Zynaxis and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Zynaxis's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Vaxcel and its counsel shall request.

                  (D) OPINION OF COUNSEL. CytRx and Vaxcel shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to Zynaxis, dated as of the Closing, in form reasonably satisfactory to Vaxcel, as to the matters set forth in Exhibit 3.

                  (E) AFFILIATES AGREEMENTS. Vaxcel shall have received from each affiliate of Zynaxis the affiliates letter referred to in Section 8.13.

                  (F) EXECUTION OF AGREEMENTS. The Transaction Documents shall have been executed and delivered by each of the intended Parties thereto and no Party shall be in Default thereunder.

                  (G) EXECUTION OF MALVERN LEASE AMENDMENT. Zynaxis shall have entered into an amendment to the Malvern Lease that is reasonably satisfactory to CytRx, Vaxcel and Vaxcel Merger Sub.

                  (H) RELEASES FROM ADOLOR LEASE. Zynaxis shall have obtained releases from liability under the Adolor Sublease that are satisfactory to CytRx, Vaxcel and Vaxcel Merger Sub.

                  (I) BOARD RESOLUTIONS REGARDING ZYNAXIS OPTIONS. The Board of Directors of Zynaxis and all relevant committees thereof shall have adopted resolutions that in the judgment of CytRx and its counsel are sufficient to prevent immediate vesting of outstanding Zynaxis Options, to approve the treatment of outstanding Zynaxis Options in the Merger and to find the options to be received "comparable" to currently outstanding Zynaxis Options within the meaning of the Zynaxis Stock Plan.

                  (J) DISSENTERS. The holders of shares of Zynaxis Capital Stock having the right to vote no more than ten percent (10%) of the votes that could be cast by all holders of Zynaxis Capital Stock voting together as a single class shall have elected to exercise their statutory dissenters' rights or their objection rights, if any, under Section 2545 of the PBCL.

                  (K) EXECUTION OF PREFERRED STOCK AND WARRANT AGREEMENT. Every holder of shares of Zynaxis Preferred Stock or of Warrants referenced in the Preferred Stock and Warrant Agreement shall have executed the Preferred Stock and Warrant Agreement.

                  9.3 CONDITIONS TO OBLIGATIONS OF ZYNAXIS. The obligations of Zynaxis to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Zynaxis pursuant to Section 11.6(b):

                  (A)    REPRESENTATIONS AND WARRANTIES. For purposes of this
       Section 9.3(a), the accuracy of the representations and warranties of Vaxcel set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimus in amount). There shall not exist inaccuracies in the representations and warranties of Vaxcel set forth in this Agreement (including the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Vaxcel; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Vaxcel to be performed and complied with pursuant to , the Transaction Documents prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (C)    CERTIFICATES. Vaxcel shall have delivered to Zynaxis
       (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions set forth in Section 9.1 as relates to Vaxcel and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CytRx's Board of Directors, Vaxcel's Board of Directors, CytRx as sole shareholder of Vaxcel, Vaxcel Merger Sub's Board of Directors and Vaxcel as sole shareholder of Vaxcel Merger Sub evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Zynaxis and its counsel shall request.

                  (D) OPINION OF COUNSEL. Zynaxis shall have received an opinion of Alston & Bird, counsel to CytRx and Vaxcel, dated as of the Effective Time, in form reasonably acceptable to Zynaxis, as to the matters set forth in Exhibit 4.


                                   ARTICLE 10
                                   TERMINATION

                  10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Zynaxis, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a)    By mutual consent of CytRx and Zynaxis; or

                  (b) By either CytRx or Zynaxis (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

                  (c) By either CytRx or Zynaxis (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By either CytRx or Zynaxis (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Zynaxis fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

                  (e) By any Party in the event that the Merger shall not have been consummated by March 31, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                  (f) By either CytRx or Zynaxis (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e).

                  10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.5(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                  10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11.


                                   ARTICLE 11
                                  MISCELLANEOUS

                  11.1     DEFINITIONS.

                           (a)     Except as otherwise provided herein, the
capitalized terms set forth below shall have the following meanings:

                  "1933 ACT" shall mean the Securities Act of 1933, as amended.

                  "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                  "ADOLOR SUBLEASE" shall mean that certain Sublease Agreement dated May 15, 1996 between Zynaxis, Inc. and Adolor Corporation, as amended.

                  "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "AFFILIATE SHARES" shall mean the shares of Vaxcel Common Stock to be issued to the holders of Zynaxis Common Stock and Zynaxis Preferred Stock in accordance with

         Section 3.1 hereof who are "affiliates" of Zynaxis for purposes of Rule 145 under the 1933 Act as set forth in Section 8.13 of the Zynaxis Disclosure Memorandum.

                  "AGREEMENT" shall mean this Agreement and Plan of Merger and Contribution, including the Exhibits and Disclosure Memoranda delivered pursuant hereto and incorporated herein by reference.

                  "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Zynaxis and filed in the Department of State of the Commonwealth of Pennsylvania relating to the Merger as contemplated by
         Section 1.5.

                  "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Zynaxis and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.5.

                  "CHARTER AMENDMENTS" shall mean the proposals substantially in the form attached hereto at Exhibit 5 to be submitted to the shareholders of Zynaxis in connection with the transactions contemplated by this Agreement.

                  "CLOSING DATE" shall mean the date on which the Closing occurs.

                  "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated September 18, 1996, between Zynaxis and CytRx.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "CONTRIBUTIONS" shall mean the contribution of the Cash Payment and the Senior Credit Facility and conversion of the Zynaxis shares, as provided in Section 1.1 hereof.

                  "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or

         Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

                  "DGCL" shall mean the Delaware General Corporation Law, as amended.

                  "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "EXCHANGE RATIO" shall mean: (i) the number of shares of Vaxcel Common Stock held by CytRx immediately prior to the Closing, giving effect to the issuance of shares to CytRx in connection with the Closing pursuant to Section 1.2 of this Agreement, divided by (ii) seven (7) and further divided by (iii) the sum of (A) the number of shares of Zynaxis Common Stock outstanding immediately prior to the Closing, giving effect to all issuances of common stock to which Zynaxis is committed as of the time of Closing other than issuances to occur upon the exercise of outstanding stock options and warrants including but not limited to: (I) the delivery of Thirty Four Thousand Five Hundred Forty-Eight (34,548) shares of common stock of Zynaxis to John Chappell pursuant to the settlement agreement set forth in the letter from Zynaxis to John Chappell dated October 10, 1996, and (II) the issuance of approximately Six Thousand (6,000) additional shares of Zynaxis common stock to the Zynaxis 401(k) plan for the fourth quarter of 1996, (B) two times the number of shares of Zynaxis Preferred Stock outstanding as of the Closing, and (C) 1,320,706. The number 1,320,706 will be adjusted for splits and reverse splits of Vaxcel Common Stock, e.g., if Vaxcel effects a 1-for-2 reverse stock split the number 1,320,706 shall be deemed changed to 660,353, etc. An example calculation of the Exchange Ratio based on current information is attached as Exhibit 6.

                  "EXHIBITS" 1 through 19, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "GBCC" shall mean the Georgia Business Corporation Code, as amended.

                  "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "INVENTORY" shall mean (a) all inventory of Zynaxis and all goods intended for sale or lease by Zynaxis, or for display or demonstration; (b) all work-in-process; (c) all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Zynaxis's business; and (d) all documents relating to any of the foregoing.

                  "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                  "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets,

         Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "LIQUIDATION AGREEMENT" shall mean that certain agreement in the form attached hereto as Exhibit 7 being entered into simultaneously with the execution of this Agreement between Zynaxis and CytRx regarding the sale of assets and settlement of liabilities of Zynaxis.

                  "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                  "LOCK-UP SHARES" shall mean the shares of Vaxcel Common Stock to be issued to the holders of Zynaxis Common Stock and Zynaxis Preferred Stock in accordance with Section 3.1 hereof who are parties to the Shareholder Voting Agreement.

                  "MALVERN LEASE" shall mean that certain Agreement of Lease dated August 30, 1988 between Rouse & Associates and Zynaxis Cell Science, Inc., as amended.

                  "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written Consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by this Agreement.

                  "MERGER SHARES" shall mean the shares of Vaxcel Common Stock to be issued to the holders of Zynaxis Common Stock and Zynaxis Preferred Stock in accordance with Section 3.1 hereof.

                  "NASD" shall mean the National Association of Securities Dealers, Inc.

                  "NASDAQ SMALLCAP MARKET" shall mean the SmallCap Market System of the National Association of Securities Dealers Automated Quotations System.

                  "NOTE EXCHANGE AGREEMENT" shall mean that certain Note Exchange Agreement on the form attached hereto as Exhibit 8 being entered into simultaneously with the execution of this Agreement by and among Zynaxis, CytRx, Vaxcel, Euclid Partners III, L.P. and S.R. One, Ltd.

                  "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" shall mean any of CytRx, Zynaxis, Vaxcel, or Vaxcel Merger Sub, and "PARTIES" shall mean CytRx, Zynaxis, Vaxcel, and Vaxcel Merger Sub.

                  "PBCL" shall mean the Pennsylvania Business Corporation Law, as amended.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                  "PER SHARE PRICE" shall mean: (i) Four Million Dollars ($4,000,000.00), divided by (ii) the sum of (A) the number of shares of Zynaxis Common Stock outstanding immediately prior to the Closing, giving effect to all issuances of common stock to which Zynaxis is committed as of the time of Closing other than issuances to occur upon the exercise of outstanding stock options and warrants including but not limited to: (I) the delivery of Thirty Four Thousand Five Hundred Forty-Eight (34,548) shares of common stock of Zynaxis to John Chappell pursuant to the settlement agreement set forth in the letter from Zynaxis to John Chappell dated October 10, 1996, and (II) the issuance of approximately Six Thousand (6,000) additional shares of Zynaxis common stock to the Zynaxis 401(k) plan for the fourth quarter of 1996,
         (B) two times the number of shares of Zynaxis Preferred Stock outstanding immediately prior to the Closing, and (C) 1,320,706. The number 1,320,706 will be adjusted for splits and reverse splits of Vaxcel Common Stock, e.g., if Vaxcel effects a 1-for-2 reverse stock split the number 1,320,706 shall be deemed changed to 660,353, etc.

                  "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "PREFERRED STOCK AND WARRANT AGREEMENT" shall mean the Preferred Stock and Warrant Agreement in the form attached hereto as
         Exhibit 9.

                  "PROXY STATEMENT" shall mean the proxy statement used by Zynaxis to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Vaxcel relating to the issuance of the Vaxcel Common Stock to holders of Zynaxis Common Stock.

                  "REGISTRATION RIGHTS AGREEMENT" shall mean that certain Registration Rights Agreement in the form attached hereto as Exhibit 10 to be entered into at the Closing between CytRx and Vaxcel, pursuant to which CytRx and Vaxcel make certain agreements regarding the registration for resale under the 1933 Act of Shares of Vaxcel Common Stock held by CytRx.

                  "REGISTRATION STATEMENT" shall mean the Registration Statement(s) on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Vaxcel under the 1933 Act to register the issuance of the Merger Shares and to register the resale of the Resale Shares..

                  "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SECRETECH LICENSE AGREEMENT" shall mean that certain License Agreement dated July 1, 1987 between Southern Research Institute and Molecular Engineering Associates, Ltd.

                  "SECURED LOAN AGREEMENT" shall mean that certain Secured Loan Agreement in the form attached hereto as Exhibit 11 being entered into simultaneously with the execution of this Agreement between CytRx and Zynaxis.

                  "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SENIOR CREDIT FACILITY" shall mean, collectively, the Secured Loan Agreement, the Senior Secured Note, the Zynaxis Pledge Agreement, the Zynaxis Security Agreement, the Zynaxis Vaccine Technologies Guaranty, the Zynaxis Vaccine Technologies Security Agreement and the Zynaxis Vaccine Technologies Collateral Assignment of License Agreement.

                  "SENIOR SECURED NOTE" shall mean that certain Secured Promissory Note in the form attached hereto as Exhibit 12 being entered into simultaneously with the execution of this Agreement by Zynaxis, as the maker, and CytRx, as the holder, outlining the terms governing the lending of up to Two Million Dollars ($2,000,000) by CytRx to Zynaxis.

                  "SHAREHOLDER VOTING AGREEMENT" shall mean the Shareholder Voting Agreement in the form attached hereto as Exhibit 13 being entered into simultaneously with the execution of this Agreement.

                  "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Zynaxis to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

                  "STATEMENT WITH RESPECT TO SHARES" shall mean the Statement With Respect to Shares filed by Zynaxis in the Department of State of the Commonwealth of Pennsylvania on April 6, 1995.

                  "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  "SURVIVING CORPORATION" shall mean Zynaxis as the surviving corporation resulting from the Merger.

                  "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                  "TECHNOLOGY DEVELOPMENT AGREEMENT" shall mean that certain Technology Development Agreement in the form attached hereto as Exhibit 14 being entered into simultaneously with the execution of this Agreement between Vaxcel and Zynaxis regarding the joint development of the technology that is the subject of the Secretech License Agreement by Vaxcel and Zynaxis.

                  "TRANSACTION DOCUMENTS" shall mean this Agreement and the other documents executed by any of CytRx, Vaxcel, Vaxcel Merger Sub or Zynaxis that are referenced by this Agreement.

                  "VAXCEL CAPITAL STOCK" shall mean, collectively, the Vaxcel Common Stock and any other class or series of capital stock of Vaxcel.

                  "VAXCEL COMMON STOCK" shall mean the $0.001 par value common stock of Vaxcel.

                  "VAXCEL COMPANIES" shall mean, collectively, Vaxcel and all Vaxcel Subsidiaries.

                  "VAXCEL DISCLOSURE MEMORANDUM" shall mean the written information entitled "Vaxcel, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to

         Zynaxis describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "VAXCEL FINANCIAL STATEMENTS" shall mean (i) the balance sheets of Vaxcel as of December 31, 1995 and 1994, and the related statements of operations, changes in shareholders' equity, and cash flows for each of the three fiscal years ended December 31, 1995, 1994 and 1993, and (ii) the balance sheet of Vaxcel as of September 30, 1996 and the related statements of operations, changes in shareholders' equity, and cash flows with respect to the nine-month period then ended.

                  "VAXCEL MERGER SUB COMMON STOCK" shall mean the $0.01 par value common stock of Vaxcel Merger Sub.

                  "VAXCEL PREFERRED STOCK" shall mean the $.001 par value preferred stock of Vaxcel.

                  "VAXCEL SUBSIDIARIES" shall mean the Subsidiaries of Vaxcel, which shall include the Vaxcel Subsidiaries described in Section 6.4 and any corporation or other organization acquired as a Subsidiary of Vaxcel in the future and held as a Subsidiary by Vaxcel at the Effective Time.

                  "WARRANT SHARES" shall mean the shares of Vaxcel Common Stock issuable upon the exercise of warrants to purchase Vaxcel Common Stock to be assumed by Vaxcel or issued by Vaxcel, as the case may be, in accordance with Sections 3.6 and 3.7 hereof.

                  "ZYNAXIS CAPITAL STOCK" shall mean, collectively, the Zynaxis Common Stock, the Zynaxis Preferred Stock, and any other class or series of capital stock of Zynaxis.

                  "ZYNAXIS COMMON STOCK" shall mean the $0.01 par value common stock of Zynaxis.

                  "ZYNAXIS COMPANIES" shall mean, collectively, Zynaxis and all Zynaxis Subsidiaries.

                  "ZYNAXIS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Zynaxis, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Vaxcel describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "ZYNAXIS FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Zynaxis as of June 30, 1996, and as of

         December 31, 1995 and 1994, and the related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994 and 1993, as filed by Zynaxis in SEC Documents, and (ii) the consolidated balance sheets of Zynaxis (including related notes and schedules, if any) and related statements of operations, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1996.

                  "ZYNAXIS PLEDGE AGREEMENT" shall mean that certain Pledge Agreement in the form attached hereto as Exhibit 15 being entered into simultaneously with the execution of this Agreement between Zynaxis, as pledgor, and CytRx, as pledgee, pursuant to which Zynaxis pledges the stock of its Subsidiaries to CytRx as security in connection with the lending of funds under the Senior Secured Note.

                  "ZYNAXIS PREFERRED STOCK" shall mean the no par value Series A Convertible Preferred Stock of Zynaxis.

                  "ZYNAXIS SECURITY AGREEMENT" shall mean that certain Security Agreement in the form attached hereto as Exhibit 16 being entered into simultaneously with the execution of this Agreement between Zynaxis, as debtor, and CytRx, as secured party, pursuant to which Zynaxis grants to CytRx a security interest in certain of Zynaxis assets in connection with the lending of funds under the Senior Secured Note.

                  "ZYNAXIS STOCK PLAN" shall mean the Zynaxis, Inc. Amended and Restated 1989 Stock Option Plan.

                  "ZYNAXIS SUBSIDIARIES" shall mean the Subsidiaries of Zynaxis, which shall include the Zynaxis Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of Zynaxis in the future and held as a Subsidiary by Zynaxis at the Effective Time.

                  "ZYNAXIS VACCINE TECHNOLOGIES COLLATERAL ASSIGNMENT OF LICENSE AGREEMENT" shall mean that certain Collateral Assignment of License Agreement in the form attached hereto as Exhibit 17 being entered into simultaneously with the execution of this Agreement between CytRx and Zynaxis Vaccine Technologies, Inc., pursuant to which Zynaxis Vaccine Technologies, Inc. grants to CytRx a security interest in its license of certain technology from Southern Research Institute.

                  "ZYNAXIS VACCINE TECHNOLOGIES GUARANTY" shall mean that certain Guaranty in the form attached hereto as Exhibit 18 being entered into simultaneously with the execution of this Agreement between Zynaxis Vaccine Technologies, Inc., as guarantor and CytRx Corporation.

                  "ZYNAXIS VACCINE TECHNOLOGIES SECURITY AGREEMENT" shall mean that certain Security Agreement in the form attached hereto as Exhibit 19 being entered into simultaneously with the execution of this Agreement between Zynaxis Vaccine Technologies, Inc., as guarantor and CytRx Corporation.

                           (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

              Cash Payment                                                              Section 1.1
              Certificates                                                              Section 4.1
              Closing                                                                   Section 1.4
              CytRx Warrant                                                             Section 1.2
              Effective Time                                                            Section 1.5
              ERISA Affiliate                                                           Section 5.14(c)
              Exchange Agent                                                            Section 4.1
              Merger                                                                    Section 1.3
              Non-Financing Warrants                                                    Section 3.7
              Resale Shares                                                             Section 8.1
              Tax Opinion                                                               Section 9.1(g)
              Vaxcel Benefit Plans                                                      Section 6.14
              Vaxcel Contracts                                                          Section 6.15
              Vaxcel ERISA Plan                                                         Section 6.142
              Vaxcel Pension Plan                                                       Section 6.14
              Zynaxis Benefit Plans                                                     Section 5.14
              Zynaxis Contracts                                                         Section 5.15
              Zynaxis ERISA Plan                                                        Section 5.14
              Zynaxis Options                                                           Section 3.5
              Zynaxis Pension Plan                                                      Section 5.14
              Zynaxis SEC Reports                                                       Section 5.5(a)

                           (c)     Any singular term in this Agreement shall be
deemed to include the plural, and any plural term the singular. Any masculine or neuter personal pronoun shall be considered to mean the corresponding masculine, feminine or neuter personal pronoun, as the context requires. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                  11.2     EXPENSES.

                           (a)     Except as otherwise provided in this Section
11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that: (i) each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement; and (ii) Zynaxis shall pay all fees and expenses of counsel to CytRx and Vaxcel.

Notwithstanding the foregoing, if this Agreement is terminated for any reason other than as set forth in Section 11.2(b) below then the amount of fees and expenses of Alston & Bird paid by Zynaxis through the date of termination shall be deducted from the balance due under the Senior Credit Facility.

                           (b)     Notwithstanding the foregoing,

                           (i) if this Agreement is terminated by CytRx pursuant
                  to Section 10.1(d)(ii) (as relates to approval of Zynaxis's shareholders), or

                           (ii) if the Merger is not consummated as a result of
                  the failure, due to intentional action or inaction on the part of Zynaxis or any of its officers, directors, employees or agents of Zynaxis to satisfy any of the conditions set forth in Section 9.2, other than Section 9.2(d), or,

                           (iii) if this Agreement is terminated for any reason
                  after the Board of Directors of Zynaxis takes any action in reliance upon the first clause of the second sentence of
                  Section 8.7 or either of the parenthetical phrases in clauses
                  (iii) and (iv) of the penultimate sentence of Section 8.1,

then Zynaxis shall promptly pay CytRx all the out-of-pocket costs and expenses of CytRx and its Subsidiaries, including reasonable costs of counsel, investment bankers, actuaries and accountants, incurred in connection with the transactions contemplated by this Agreement.

                           (c)     In addition to the foregoing, if, after the
date of this Agreement and within twelve (12) months following

                           (i) any termination of this Agreement

                                    (1) by CytRx pursuant to Sections 10.1(b),
                           10.1(c), 10.1(f) (but only on the basis of the failure of Zynaxis to satisfy any of the conditions enumerated in Section 9.2, other than Section 9.2(d)), or

                                    (2) by either Party pursuant to Section
                           10.1(d)(ii) (with respect to approval of the shareholders of Zynaxis), or

                           (ii) failure to consummate the Merger by reason of
                  any failure of Zynaxis to satisfy the conditions enumerated in
                  Section 9.2, other than Section 9.2(d), or 9.1(a) (as such section relates to approval by the shareholders of Zynaxis),

any third-party shall acquire, merge with, combine with, purchase a substantial part of the Assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 20% or more of the voting stock of, Zynaxis, or enter into any binding agreement to do any of the foregoing (collectively, a "Business Combination"), such third-party that is a party to the Business Combination shall pay to CytRx, prior to the earlier of consummation of the Business Combination or execution of any letter of intent or definitive agreement with Zynaxis relating to such Business Combination, an amount in cash equal to the sum of

                           (x) the direct costs and expenses or portion thereof
                  referred to in subsection (a) above incurred by or on behalf of CytRx or Vaxcel in connection with the transactions contemplated by this Agreement, plus

                           (y) 5% of the aggregate fair market value of the
                  consideration received by the shareholders of Zynaxis in such Business Combination, less

                           (z) any amounts previously paid by Zynaxis to CytRx
                  or Vaxcel pursuant to subsection (b) of this Section 11.2,

which sum represents additional compensation for CytRx's loss as the result of the transactions contemplated by this Agreement not being consummated. In the event such third-party shall refuse to pay such amounts within ten days of demand therefor by CytRx, the amounts shall be an obligation of Zynaxis and shall be paid by Zynaxis promptly upon notice to Zynaxis by CytRx.

                           (d)     The Parties acknowledge that the loss to
either Party resulting from breach of this Agreement by the other Party or other failure of the transactions contemplated by this Agreement to be consummated is not susceptible of ready measurement and, therefore, that the payments provided in this Section 11.2 are intended by the Parties to constitute liquidated damages for any breach by a Party of the terms of this Agreement, and not a penalty.

                  11.3 BROKERS AND FINDERS. With the exception of the agreement established by a letter dated June 17, 1996 from QED Technologies, L.P., to CytRx Corporation, as amended by that letter dated November 8, 1996 From Vaxcel, Inc. to QED Technologies, L.P., for which Vaxcel shall be responsible, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Zynaxis or Vaxcel, each of Zynaxis and Vaxcel, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

                  11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.5(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

                  11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Zynaxis Capital Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Zynaxis Capital Stock or pursuant to applicable Law requires the further approval by such shareholders without the further approval of such shareholders.

                  11.6   WAIVERS.

                         (a)     Prior to or at the Effective Time, Vaxcel,
acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Zynaxis, to waive or extend the time for the compliance or fulfillment by Zynaxis of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Vaxcel under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Vaxcel.

                         (b)     Prior to or at the Effective Time, Zynaxis,
acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Vaxcel, to waive or extend the time for the compliance or fulfillment by Vaxcel of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Zynaxis under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Zynaxis.

                         (c)     The failure of any Party at any time or times
to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

                  11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

                  11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Zynaxis:                  Zynaxis, Inc.
                                   371 Phoenixville Pike
                                   Malvern, Pennsylvania  19355
                                   Telecopy Number:  (610) 889-2222

                                   Attention:        Martyn D. Greenacre
                                                     Chairman, President and
                                                     Chief Executive Officer

         Copy to Counsel:          Morgan, Lewis & Bockius LLP
                                   2000 One Logan Square
                                   Philadelphia, Pennsylvania  19103-6993
                                   Telecopy Number:  (215) 963-5299

                                   Attention:        Debra J. Poul

         CytRx:                    CytRx Corporation
                                   154 Technology Parkway
                                   Norcross, Georgia  30092
                                   Telecopy Number:  (770) 448-3357

                                   Attention:        Jack J. Luchese
                                                     Chairman, President and
                                                     Chief Executive Officer

         Copy to Counsel:          Alston & Bird
                                   1201 West Peachtree Street
                                   Atlanta, Georgia  30309-3424
                                   Telecopy Number:  (404) 881-7777

                                   Attention:        George M. Maxwell, Jr.

         Vaxcel:                   Vaxcel, Inc.
                                   154 Technology Parkway
                                   Norcross, Georgia  30092
                                   Telecopy Number:  (770) 368-9500

                                   Attention:        Paul Wilson

         Copy to Counsel:          Alston & Bird
                                   One Atlantic Center
                                   1201 West Peachtree Street
                                   Atlanta, Georgia  30309
                                   Telecopy Number:  (404) 881-7777

                                   Attention:        George M. Maxwell, Jr.

             11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

             11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

             11.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

             11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

             11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                            VAXCEL, INC.


                                   By:
                                      ---------------------------------
-------------------------          Paul J. Wilson, III
Secretary                          President and Chief Executive Officer


[CORPORATE SEAL]



ATTEST:                            VAXCEL MERGER SUBSIDIARY, INC.


                                   By:
                                      ----------------------------------
-------------------------          Paul J. Wilson, III
Secretary                          President and Chief Executive Officer


[CORPORATE SEAL]

ATTEST:                                     ZYNAXIS, INC.


                                            By:
                                               -------------------------------
-------------------------                   Martyn D. Greenacre
Secretary                                   Chairman, President and Chief
                                            Executive Officer
[CORPORATE SEAL]



ATTEST:                                     CYTRX CORPORATION


                                            By:
                                               -------------------------------
-------------------------                   Jack J. Luchese
Secretary                                   Chairman, President and Chief
                                            Executive Officer

[CORPORATE SEAL]